Exhibit 99.1

March 1, 2019	Contact: Charity Frantz
570-724-0225
charityf@cnbankpa.com

Fisher Announces Resignation from C&N Board of Directors

WELLSBORO, PA – Citizens & Northern’s Board of Directors announced that on February 26, 2019, Jan E. Fisher has resigned as a director of the Corporation and Citizens & Northern Bank, effective April 18, 2019. Mrs. Fisher’s decision to resign from the Board comes because of her recent appointment as President & CEO of UPMC Altoona, PA and UPMC Bedford, PA and the demands associated with her important new role.

Mrs. Fisher previously served as the Executive Vice President & Chief Operating Officer of UPMC Susquehanna, Williamsport, PA, and the Chief Administrative Officer for Williamsport Regional Medical Center. Before that, she served as the Executive Vice

President & Chief Operating Officer of Laurel Health System and President & Chief Executive Officer of Soldiers & Sailors Memorial Hospital, Wellsboro, PA. Fisher received her Bachelor of Science from Purdue University and Master of Business Administration from the University of Miami. She has served and continues to serve on many nonprofit boards within her local community and industry.

Since joining the C&N Board in 2002, Mrs. Fisher has provided C&N with valuable insight, counsel and leadership and her presence will be missed. Chairman of the Board, Leo F. Lambert, said, “On behalf of our Board of Directors, I thank Jan for her years of valuable service and contributions to C&N and wish her well in future endeavors.”

During her tenure, Fisher has served on various committees, including Asset Liability Committee, Nominating Committee, Compensation Committee (serving as Chair since April 2009), Executive Committee and Governance & Nominating Committee (Chair April 2008- April 2013). Regarding her departure, she said, “It has been a privilege to serve on the Board for C&N for the past 17 years. I wish C&N all the best in the future and look forward to watching the company accomplish great things in the months and years to come.”

Jan E. Fisher

About C&N: Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 25 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, New York. C&N’s most recently opened location, in Elmira, New York, offers commercial, residential and consumer lending services. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.